Filed pursuant to Rule 424(b)(3)

Registration Nos. 333-221733

333-216664

333-206992

333-214761

333-215645

PROSPECTUS SUPPLEMENT NO. 3

(To Prospectus Dated December 4, 2017)

NEMUS BIOSCIENCE, INC.

Up to 50,159,997 Shares of Common Stock

This prospectus supplement no. 3 supplements the prospectus dated December 4, 2017 relating to the resale by the selling shareholders identified in the prospectus of up to 50,159,997 shares of our common stock, $0.001 par value, including (i) 20,000,000 shares of common stock, which equals the number of shares of common stock issuable upon the conversion of shares of our Series F Convertible Preferred Stock, par value $0.001 per share (“Series F Preferred Stock”), (ii) 1,333,334 shares of common stock, which equals the number of shares of common stock issuable upon the conversion of shares of our Series D Convertible Preferred Stock, par value $0.001 per share (“Series D Preferred Stock”), (iii) 21,542,500 shares of common stock, which equals the number of shares of common stock issuable upon the conversion of shares of our Series B Convertible Preferred Stock, par value $0.001 per share (“Series B Preferred Stock”) and 6,250,000 shares of common stock issuable upon exercise of the warrants which we sold to investors in a private placement on August 20, 2015, (iv) 241,663 shares of common stock which we sold to investors in a private placement on January 7, 2015 and (v) 792,500 shares of common stock issuable upon exercise of warrants issued to our placement agents.

This prospectus supplement incorporates into our prospectus the information contained in our attached Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on February 13, 2018.

You should read this prospectus supplement in conjunction with the prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any supplements and amendments thereto.

You should understand the risks associated with investing in our common stock. Before making an investment, read the “Risk Factors,” which begin on page 4 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 13, 2018.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2018

Nemus Bioscience, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-55136	45-0692882
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

600 Anton Boulevard, Suite 1100, Costa Mesa, CA 92626

(Address of principal executive offices) (zip code)

(949) 396-0330

(Registrant’s telephone number, including area code)

___________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 7.01 Regulation FD Disclosure

On February 13, 2018, Nemus Bioscience, Inc., or the Company, will utilize the attached presentation at the BIO CEO & Investor Conference in New York, New York being held on February 12 – 13, 2018.

A copy of the above referenced presentation is furnished as Exhibit 99.1 to this Current Report on Form 8-K. This information, including the information contained in the presentation furnished as Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not incorporated by reference into any of the Company’s filings, whether made before or after the date hereof, regardless of any general incorporation language in any such filing.

Forward-Looking Statements

Statements contained in, or incorporated by reference into, this Current Report on Form 8-K regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Risks are described more fully in our filings with the Securities and Exchange Commission, including without limitation our most recent Quarterly Report on Form 10-Q and other documents subsequently filed with or furnished to the Securities and Exchange Commission. All forward-looking statements contained in this Current Report on Form 8-K speak only as of the date on which they were made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Presentation of Nemus Bioscience, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEMUS BIOSCIENCE, INC.

February 13, 2018	By:	/s/ Brian Murphy
Brian Murphy Chief Executive Officer

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EXHIBIT INDEX

Exhibit No.	Description
99.1	Presentation of Nemus Bioscience, Inc.

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